SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 29, 2007

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

333-98553	Southern Power Company (A Delaware Corporation) 30 Ivan Allen Jr. Blvd. N.W. Atlanta, Georgia 30308 (404) 506-5000	58-2598670

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Integrated Gasification Combined Cycle Project

See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Construction Projects – Integrated Gasification Combined Cycle (IGCC)” in Item 7 of the Annual Report on Form 10-K for the year ended December 31, 2006 of Southern Power Company (“Southern Power”) for information regarding the proposed development by Southern Power and the Orlando Utilities Commission (“OUC”) of an Integrated Gasification Combined Cycle (“IGCC”) project in Orlando, Florida at OUC’s Stanton Energy site.

Since the definitive agreements relating to the development of the project were executed in December 2005, the estimated costs of the gasifier portion have increased due primarily to increases in commodity costs and increased market demand for labor.

Southern Power has the option under the original agreements to end its participation in the gasifier portion of the project at the end of the project definition phase, which has been completed. On March 29, 2007, Southern Power’s Board of Directors approved the continuation and the completion of the design, engineering and construction of the gasifier portion. This approval is contingent on the approval of a request for additional funding from the U.S. Department of Energy of $58.75 million and OUC’s approval of amended agreements to share the remaining cost increases between Southern Power and OUC. Southern Power and OUC will share 65% and 35% of the estimated cost increase, respectively, under the proposed amended agreements. The total estimated cost of the gasifier portion project for Southern Power has increased to $212 million.

The capital program of Southern Power is projected to be $257.8 million for 2007, $537.1 million for 2008 and $865.0 million for 2009. These projections include Southern Power’s share of the gasifier portion of the IGCC project cost increase.

The ultimate outcome of these matters cannot now be determined.

Purchased Power Agreements

On April 4, 2007, Southern Power Company ("Southern Power") entered into two purchased power agreements with Georgia Power Company ("GPC"). Under the first agreement, Southern Power will provide GPC with a total of 561 megawatts of capacity annually from Plant Wansley Unit 6 for the period from June 2010 through May 2017. Under the second agreement, Southern Power will provide GPC with a total of 292 megawatts of capacity annually from Plant Dahlberg Units 2, 6, 8, and 10 for the period June 2010 through May 2025. The contracts provide for fixed capacity payments and variable energy payments based on actual energy delivered. These contracts are contingent upon approval from the Georgia Public Service Commission and the Federal Energy Regulatory Commission. The final outcome of this matter cannot now be determined.

Cautionary Statement Regarding Forward-Looking Statements

Certain information contained in this Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning completion of the project and projected construction and other capital expenditures. Southern Power cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Power; accordingly, there can be no assurance that such suggested results will be realized.

The following factors, in addition to those discussed in Southern Power’s Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and implementation of the Energy Policy Act of 2005, and also changes in environmental, tax and other laws, as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings or inquiries, including FERC matters; the effects, extent and timing of the entry of additional competition in the markets in which Southern Power operates; variations in demand for electricity and gas, including those relating to weather, the general economy and population and business growth (and declines); available sources and costs of fuels; advances in technology; state and federal rate regulations; the ability to control costs and avoid cost overruns during the development and construction of facilities, including the IGCC project; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Power; the ability of counterparties of Southern Power to make payments as and when due; the ability to obtain new short- and long-term contracts with neighboring utilities; the direct or indirect effect on Southern Power’s business resulting from terrorist incidents and the threat of terrorist incidents; interest rate fluctuations and financial market conditions and the results of financing efforts, including Southern Power’s credit ratings; the ability of Southern Power to obtain additional generating capacity at competitive prices; catastrophic events such as fires, earthquakes, floods, hurricanes, pandemic health events such as an avian influenza or other similar occurrences; the direct or indirect effects on Southern Power’s business resulting from incidents similar to the August 2003 power outage in the Northeast; and the effect of accounting pronouncements issued periodically by standard-setting bodies. Southern Power expressly disclaims any obligation to update any forward-looking information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2007	SOUTHERN POWER COMPANY

By /s/Wayne Boston Wayne Boston Assistant Secretary